NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Energy Prices First Mortgage Bond Offering

Sioux Falls, S.D. – March 23, 2009 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced it priced the sale of $250,000,000 aggregate principal amount of 6.34% First Mortgage Bonds (the “Bonds”) due April 1, 2019.

The entire net proceeds from this offering will be used to (i) repay the outstanding balance of the Colstrip Lease Holdings, LLC (an indirect, wholly-owned subsidiary of the Company) in the principal amount of $100,000,000 plus accrued interest through the date of repayment, (ii) repay the outstanding balance on the Company’s revolver, (iii) pay a portion of the costs of the proposed Mill Creek generation project (if approved) and/or (iv) fund future capital expenditures.

Pending the use of proceeds as described above, the Company may invest the net proceeds from the offering in short-term marketable securities.

The Bonds will pay interest semiannually in arrears at a rate of 6.340% per year. Interest is payable on April 1 and October 1 of each year, beginning on October 1, 2009.

The Bonds are expected to be rated by Standard & Poor’s Rating Services, Moody’s, and Fitch Ratings as A-, Baa1, and BBB+, respectively. All three ratings are investment grade for the Bonds.

For more information on NorthWestern Energy, please visit our Website at www.northwesternenergy.com.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 656,000 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

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